Exhibit 99.1

News Release Linda McNeill Investor Relations (713) 267-7622
FOR IMMEDIATE RELEASE

Bristow Group Reports First Quarter Fiscal Year 2018 Results

HOUSTON, August 3, 2017 – Bristow Group Inc. (NYSE: BRS) today reported the following results for the three months ended June 30, 2017. All amounts shown are dollar amounts in thousands unless otherwise noted:

	Three Months Ended June 30,
	2017	2016	% Change
Operating revenue	$339,729	$356,184	(4.6)%
Net loss attributable to Bristow Group	(55,275)	(40,772)	(35.6)%
Diluted loss per share	(1.57)	(1.17)	(34.2)%
Adjusted EBITDA (1)	15,203	19,080	(20.3)%
Adjusted net loss (1)	(29,138)	(12,008)	(142.7)%
Adjusted diluted loss per share (1)	(0.83)	(0.34)	(144.1)%
Operating cash flow	(51,179)	(14,828)	(245.2)%
Capital expenditures	12,553	21,063	(40.4)%
Rent expense	58,675	51,283	14.4%

	June 30, 2017	March 31, 2017	% Change
Cash	$78,879	$96,656	(18.4)%
Undrawn borrowing capacity on Revolving Credit Facility	214,129	260,320	(17.7)%
Total liquidity	$293,008	$356,976	(17.9)%
______________

(1)	A full reconciliation of non-GAAP financial measurements is included at the end of this news release.
For the June 2017 quarter, we reported a GAAP net loss of $55.3 million and diluted loss per share of $1.57 compared to a GAAP net loss of $40.8 million and diluted loss per share of $1.17 for the June 2016 quarter. Additionally, we reported an adjusted net loss of $29.1 million and adjusted diluted loss per share of $0.83 for the June 2017 quarter compared to adjusted net loss of $12.0 million and adjusted diluted loss per share of $0.34 for the June 2016 quarter.

BUSINESS AND FINANCIAL UPDATE

•
Our June 2017 quarter adjusted EBITDA was better than our internal expectations as a result of higher revenue primarily from increased activity levels in Europe and Africa, and reduced expenses from the actions taken during the quarter, which included the reversal of $8.0 million in previously accrued annual and long-term incentive bonuses and reduced corporate salary and professional fee expenses.

•
We had $293.0 million of total liquidity as of June 30, 2017 with negative operating cash flow during the quarter driven primarily by working capital changes from the timing of receivable collections, and interest and severance payments being only partially offset by $40 million in proceeds from the sale of a SAR S-92.

•
In July 2017, we entered into a $230 million Credit Agreement that is currently expected to fund on or before August 30, 2017. We anticipate an improved fiscal year 2018 liquidity outlook reflecting the benefit of actions taken in fiscal year 2018, including cost reductions and the suspension of our $2.5 million quarterly dividend.

•	Our expectations for fiscal year 2018 full year operating results remain largely consistent with our May 2017 guidance with the bonus accrual benefit not expected to recur.

“While our first quarter financial performance continues to reflect the difficult environment in the offshore oil and gas industry, I am incredibly proud that our teams delivered safe operations and a more competitive and cost efficient service for our clients as a result of aggressive actions taken during the quarter,” said Jonathan Baliff, President and Chief Executive Officer of Bristow Group.
“Even with the better-than-expected first quarter performance, we expect the full fiscal 2018 operating results to be largely consistent with our May 2017 guidance as the current downturn persists with low offshore oil and gas activity levels. However, since the beginning of this fiscal year, we have taken several actions designed to significantly strengthen our liquidity. We sold a SAR S-92 for approximately $40 million, announced an agreement for a secured financing of $230 million, and therefore anticipate an improved fiscal 2018 liquidity outlook.”
“We remain committed to our four fiscal 2018 priorities for the New Bristow. One, safety improvement remains Bristow’s top priority while; two, continuing to improve efficiency with G&A expenses expected to decrease to approximately 12% of revenues; three, further optimizing our portfolio and our fleet, recovering costs incurred as a result of the actions of original equipment manufacturers (OEMs) while reducing or deferring capital expenditures; and four, growing revenue as we better serve our clients in our Europe and Americas Hubs.”
Operating revenue from external clients by line of service was as follows:

	Three Months Ended June 30,
	2017	2016	% Change

	(in thousands, except percentages)
Oil and gas services	$234,775	$253,087	(7.2)%
Fixed wing services	50,677	50,617	0.1%
U.K. SAR services	52,587	49,549	6.1%
Corporate and other	1,690	2,931	(42.3)%
Total operating revenue	$339,729	$356,184	(4.6)%
The year-over-year decrease in revenue was driven by lower oil and gas activity levels and an unfavorable impact from changes in foreign currency exchange rates compared to the June 2016 quarter of $18.8 million, which related mostly to the depreciation in the British pound sterling. The decline in oil and gas services revenue was partially offset by the increase in U.K. SAR services revenue due to additional bases coming online in fiscal years 2017 and 2018.
The year-over-year change in net loss and diluted loss per share was primarily driven by the decline in oil and gas revenue discussed above, higher income tax, rent and interest expense, lower earnings from unconsolidated affiliates and an inventory impairment charge recorded in the June 2017 quarter. These unfavorable changes were partially offset by higher impairment of asset charges recorded in the June 2016 quarter, a decrease in general and administrative expense and direct costs primarily from lower salaries and benefits and lower depreciation and amortization expense due to accelerated depreciation recorded in the June 2017 quarter. The year-over-year impact of changes in foreign currency exchange rates on revenue was offset by a positive impact on operating expenses and lower transaction losses compared to the June 2016 quarter.
The GAAP net loss and diluted loss per share for the June 2017 quarter included the following special items:

•
Organizational restructuring costs of $9.7 million ($6.6 million net of tax) included in general and administrative expense, which includes severance expense of $8.7 million related to separation programs across our global organization designed to increase efficiency and reduce costs and other restructuring costs of $1.0 million,

•	Impairment of inventories of $1.2 million ($0.8 million net of tax) included in loss on impairment, and

•
Tax items of $14.9 million that include non-cash adjustments related to the ongoing impact of valuation of deferred tax assets of $13.9 million and a one-time non-cash tax effect from repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions resulting in additional income tax expense of $1.0 million.

The June 2016 quarter was impacted by similar items as reflected in the table at the end of this release.

Excluding the effect of these special items, the year-over-year increase in adjusted net loss and diluted earnings per share and decrease in adjusted EBITDA was primarily driven by the decline in oil and gas revenue, higher adjusted income tax expense, higher rent expense and lower earnings from unconsolidated affiliates.
DIVIDEND, LIQUIDITY AND FINANCIAL FLEXIBILITY
In August 2017, the Board of Directors voted to suspend our quarterly dividend as part of our fiscal 2018 priorities. By suspending what had been a $0.07 per share quarterly dividend, we will preserve approximately $10 million of cash annually.
Our total liquidity decreased approximately $64 million to $293 million as of June 30, 2017 primarily due to cash used in operations of $51.2 million, including negative working capital changes of $32.1 million as well as principal debt repayments of $33.5 million, partially offset by proceeds from asset dispositions of $42.0 million. We expect ending total liquidity as of March 31, 2018 to be between $225 million and $265 million, which is higher than we forecasted in May 2017 as we continue to take actions to reduce cost, manage working capital and leverage our asset portfolio.
“The actions we have taken over the past two years were designed to strengthen our financial position and further extend our liquidity runway as we work through this generational downturn,” said Don Miller, Senior Vice President and Chief Financial Officer. “Our focused effort on continued cost reductions, including the return of expiring leased aircraft and working capital reductions, are expected to improve our liquidity as we navigate through this challenging market environment.”
REGIONAL PERFORMANCE

Europe Caspian

	Three Months Ended June 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$184,478	$189,128	(2.5)%
Earnings from unconsolidated affiliates	$30	$51	(41.2)%
Operating income	$4,407	$13,030	(66.2)%
Operating margin	2.4%	6.9%	(65.2)%
Adjusted EBITDA	$16,152	$17,599	(8.2)%
Adjusted EBITDA margin	8.8%	9.3%	(5.4)%
Rent expense	$36,453	$32,288	12.9%
The year-over-year decrease in operating revenue was primarily driven by the unfavorable impact of foreign currency exchange rates during the June 2017 quarter of $18.0 million, partially offset by an increase in operating revenue driven by the start-up of U.K. SAR bases since the June 2016 quarter and an additional contract in Norway. Eastern Airways contributed $27.9 million and $30.9 million in operating revenue and $0.1 million and $1.5 million in adjusted EBITDA for the June 2017 and June 2016 quarters, respectively.
Excluding the impact of foreign currency exchange rate changes, operating margin and adjusted EBITDA margin, would have been 3.0% and 9.6% in the June 2017 quarter compared to 5.5% and 11.5% in the June 2016 quarter, respectively. Operating margin and adjusted EBITDA margin, excluding the impact of foreign currency exchange rate changes, decreased from the June 2016 quarter as a result of the impact from the downturn in the offshore energy market, which was only partially offset by the start-up of the U.K. SAR bases and cost reduction activities.

Africa

	Three Months Ended June 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$49,981	$53,124	(5.9)%
Operating income	$10,048	$1,571	539.6%
Operating margin	20.1%	3.0%	570.0%
Adjusted EBITDA	$13,383	$6,772	97.6%
Adjusted EBITDA margin	26.8%	12.7%	111.0%
Rent expense	$2,200	$2,268	(3.0)%
Operating revenue for Africa decreased for the June 2017 quarter due to an overall decrease in helicopter activity compared to the June 2016 quarter. We began providing fixed wing services in Africa which generated $1.8 million of operating revenue for the June 2017 quarter which partially offset the decline in helicopter activity.
Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin increased in the June 2017 quarter primarily due to a decline in direct costs driven by cost management efforts and the benefit of the devalued Nigerian naira, partially offset by the decrease in revenue discussed above. Operating income and operating margin also benefited from lower depreciation expense compared to the June 2016 quarter; we recorded $2.8 million of accelerated depreciation expense in the June 2016 quarter related to aircraft where management made the decision to exit model types earlier than originally anticipated. The year-over-year devaluation of the Nigerian naira benefited our regional results by $2.0 million as expenses denominated in naira translated into fewer U.S. dollars for reporting purposes.
Americas

	Three Months Ended June 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$57,783	$58,754	(1.7)%
Earnings from unconsolidated affiliates	$(535)	$3,863	(113.8)%
Operating income	$(1,256)	$921	(236.4)%
Operating margin	(2.2)%	1.6%	(237.5)%
Adjusted EBITDA	$6,176	$14,036	(56.0)%
Adjusted EBITDA margin	10.7%	23.9%	(55.2)%
Rent expense	$6,994	$5,562	25.7%
Operating revenue was slightly lower for the June 2017 quarter compared to the June 2016 quarter primarily due to the decline in medium and large aircraft activity in our U.S. Gulf of Mexico operations, a decrease in revenue in Trinidad and a decrease in revenue in Brazil; no aircraft were leased to Líder during the June 2017 quarter. These decreases were mostly offset by a new contract in Guyana and additional revenue from the search and rescue consortium in the U.S. Gulf of Mexico.
Earnings from unconsolidated affiliates decreased $4.4 million year-over-year primarily due to a decrease in earnings from our investment in Líder in Brazil. Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin were negatively impacted by this decrease in earnings from Líder, which included an unfavorable exchange rate impact of $1.1 million year-over-year.
Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin decreased primarily due to the decrease in earnings from unconsolidated affiliates and revenue and an increase in lease costs. Operating income and operating margin benefited from lower depreciation expense compared to the June 2016 quarter; we recorded $3.9 million of accelerated depreciation expense in the June 2016 quarter related to aircraft where management made the decision to exit model types earlier than originally anticipated.

Asia Pacific

	Three Months Ended June 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$49,127	$55,232	(11.1)%
Operating loss	$(12,530)	$(5,893)	(112.6)%
Operating margin	(25.5)%	(10.7)%	(138.3)%
Adjusted EBITDA	$(5,720)	$(3,123)	(83.2)%
Adjusted EBITDA margin	(11.6)%	(5.7)%	(103.5)%
Rent expense	$10,954	$9,284	18.0%
Operating revenue decreased for the June 2017 quarter compared to the June 2016 quarter primarily due to the ending of short-term contracts, partially offset by an increase in revenue from our fixed-wing operations at Airnorth. Airnorth contributed $21.0 million and $19.7 million in operating revenue and $0.9 million and $3.5 million in adjusted EBITDA for the June 2017 and June 2016 quarters, respectively.
Operating income, operating margin, adjusted EBITDA and adjusted EBITDA margin decreased in the June 2017 quarter primarily due to decreased revenue and an increase in lease costs, which was only partially offset by a decrease in salaries and benefits. Additionally, operating income and operating margin in the June 2017 quarter were negatively impacted by an increase in depreciation and amortization expense.
Corporate and other

	Three Months Ended June 30,
	2017	2016	% Change

	(in thousands, except percentages)
Operating revenue	$1,712	$3,177	(46.1)%
Earnings from unconsolidated affiliates	$(160)	$(84)	(90.5)%
Operating loss	$(25,957)	$(25,847)	(0.4)%
Adjusted EBITDA	$(14,788)	$(16,204)	8.7%
Rent expense	$2,074	$1,881	10.3%
Operating revenue decreased for the June 2017 quarter primarily due to a decline in Bristow Academy revenue.
Adjusted EBITDA improved primarily due to overall cost reduction activities that decreased general and administrative expenses, partially offset by a decline in revenue discussed above. In addition to the items impacting adjusted EBITDA, operating loss for the June 2017 quarter was impacted by $1.2 million of inventory impairment charges.
GUIDANCE
Guidance for selected financial measures is included in the tables that follow.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, August 4, 2017 to review financial results for the fiscal year 2018 first quarter ended June 30, 2017. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2018 First Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-404-9648

•	Replay: A telephone replay will be available through August 18, 2017 and may be accessed by calling toll free 1-877-660-6853, passcode: 13665035#
Via Telephone outside the U.S.:

•	Live: Dial 1-412-902-0030

•	Replay: A telephone replay will be available through August 18, 2017 and may be accessed by calling 1-201-612-7415, passcode: 13665035#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading global industrial aviation services provider offering helicopter transportation, search and rescue (SAR) and aircraft support services, including maintenance and training, to government and civil organizations worldwide. Bristow has major operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. Bristow provides SAR services to the private sector worldwide and to the public sector for all of the U.K. on behalf of the Maritime and Coastguard Agency. For more information, visit bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, expected cost management activities, expected capital expenditure deferrals, shareholder return, liquidity, market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients and suppliers; the risk of reductions in spending on industrial aviation services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2017. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended June 30,
	2017	2016

Gross revenue:
Operating revenue from non-affiliates	$322,118	$338,675
Operating revenue from affiliates	17,611	17,509
Reimbursable revenue from non-affiliates	12,380	13,214
	352,109	369,398
Operating expense:
Direct cost	285,551	289,543
Reimbursable expense	12,226	12,614
Depreciation and amortization	31,056	34,694
General and administrative	46,707	52,595
	375,540	389,446

Loss on impairment	(1,192)	—
Gain (loss) on disposal of assets	699	(10,017)
Earnings from unconsolidated affiliates, net of losses	(665)	3,830
Operating loss	(24,589)	(26,235)

Interest expense, net	(16,021)	(10,886)
Other income (expense), net	(1,645)	(6,189)
Loss before provision for income taxes	(42,255)	(43,310)
(Provision) benefit for income taxes	(13,491)	2,238
Net loss	(55,746)	(41,072)
Net loss attributable to noncontrolling interests	471	300
Net loss attributable to Bristow Group	$(55,275)	$(40,772)

Loss per common share:
Basic	$(1.57)	$(1.17)
Diluted	$(1.57)	$(1.17)

Non-GAAP measures:
Adjusted EBITDA	$15,203	$19,080
Adjusted EBITDA margin	4.5%	5.4%
Adjusted net loss	$(29,138)	$(12,008)
Adjusted diluted loss per share	$(0.83)	$(0.34)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$78,879	$96,656
Accounts receivable from non-affiliates	218,413	198,129
Accounts receivable from affiliates	13,302	8,786
Inventories	130,479	124,911
Assets held for sale	34,585	38,246
Prepaid expenses and other current assets	43,145	41,143
Total current assets	518,803	507,871
Investment in unconsolidated affiliates	205,174	210,162
Property and equipment – at cost:
Land and buildings	235,270	231,448
Aircraft and equipment	2,605,978	2,622,701
	2,841,248	2,854,149
Less – Accumulated depreciation and amortization	(630,223)	(599,785)
	2,211,025	2,254,364
Goodwill	19,907	19,798
Other assets	115,921	121,652
Total assets	$3,070,830	$3,113,847

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$96,498	$98,215
Accrued wages, benefits and related taxes	53,288	59,077
Income taxes payable	15,802	15,145
Other accrued taxes	8,383	9,611
Deferred revenue	22,318	19,911
Accrued maintenance and repairs	25,628	22,914
Accrued interest	5,702	12,909
Other accrued liabilities	48,376	46,679
Deferred taxes	—	830
Short-term borrowings and current maturities of long-term debt	117,817	131,063
Total current liabilities	393,812	416,354
Long-term debt, less current maturities	1,174,749	1,150,956
Accrued pension liabilities	60,057	61,647
Other liabilities and deferred credits	25,634	28,899
Deferred taxes	159,439	154,873
Redeemable noncontrolling interest	6,349	6,886

Stockholders’ investment:
Common stock	380	379
Additional paid-in capital	813,857	809,995
Retained earnings	934,166	991,906
Accumulated other comprehensive loss	(318,207)	(328,277)
Treasury shares	(184,796)	(184,796)
Total Bristow Group stockholders’ investment	1,245,400	1,289,207
Noncontrolling interests	5,390	5,025
Total stockholders’ investment	1,250,790	1,294,232
Total liabilities, redeemable noncontrolling interest and stockholders’ investment	$3,070,830	$3,113,847

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(55,746)	$(41,072)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	31,056	34,694
Deferred income taxes	6,651	(7,216)
Discount amortization on long-term debt	23	27
Gain (loss) on disposal of assets	(699)	10,017
Loss on impairment	1,192	—
Stock-based compensation	4,136	4,200
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	665	(3,587)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(21,541)	(18,391)
Inventories	(3,551)	(2,000)
Prepaid expenses and other assets	5,106	(2,390)
Accounts payable	(3,288)	5,328
Accrued liabilities	(8,807)	10,904
Other liabilities and deferred credits	(6,376)	(5,342)
Net cash used in operating activities	(51,179)	(14,828)
Cash flows from investing activities:
Capital expenditures	(12,553)	(21,063)
Proceeds from asset dispositions	41,975	11,500
Net cash provided by (used in) investing activities	29,422	(9,563)
Cash flows from financing activities:
Proceeds from borrowings	69,018	74,408
Debt issuance costs	(493)	(2,925)
Repayment of debt	(66,947)	(18,035)
Partial prepayment of put/call obligation	(12)	(13)
Payment of contingent consideration	—	(10,000)
Common stock dividends paid	(2,465)	(2,453)
Repurchases for tax withholdings on vesting of equity awards	(274)	(570)
Net cash provided by (used in) financing activities	(1,173)	40,412
Effect of exchange rate changes on cash and cash equivalents	5,153	2,380
Net increase (decrease) in cash and cash equivalents	(17,777)	18,401
Cash and cash equivalents at beginning of period	96,656	104,310
Cash and cash equivalents at end of period	$78,879	$122,711

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended June 30,
	2017	2016
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe Caspian	22,147	22,144
Africa	7,523	8,072
Americas	7,692	6,210
Asia Pacific	6,361	6,711
Consolidated	43,723	43,137
Operating revenue:
Europe Caspian	$184,478	$189,128
Africa	49,981	53,124
Americas	57,783	58,754
Asia Pacific	49,127	55,232
Corporate and other	1,712	3,177
Intra-region eliminations	(3,352)	(3,231)
Consolidated	$339,729	$356,184
Operating income (loss):
Europe Caspian	$4,407	$13,030
Africa	10,048	1,571
Americas	(1,256)	921
Asia Pacific	(12,530)	(5,893)
Corporate and other	(25,957)	(25,847)
Gain (loss) on disposal of assets	699	(10,017)
Consolidated	$(24,589)	$(26,235)
Operating margin:
Europe Caspian	2.4%	6.9%
Africa	20.1%	3.0%
Americas	(2.2)%	1.6%
Asia Pacific	(25.5)%	(10.7)%
Consolidated	(7.2)%	(7.4)%
Adjusted EBITDA:
Europe Caspian	$16,152	$17,599
Africa	13,383	6,772
Americas	6,176	14,036
Asia Pacific	(5,720)	(3,123)
Corporate and other	(14,788)	(16,204)
Consolidated	$15,203	$19,080
Adjusted EBITDA margin:
Europe Caspian	8.8%	9.3%
Africa	26.8%	12.7%
Americas	10.7%	23.9%
Asia Pacific	(11.6)%	(5.7)%
Consolidated	4.5%	5.4%

	Three Months Ended June 30,
	2017	2016
Depreciation and amortization:
Europe Caspian	$11,822	$11,189
Africa	3,076	5,453
Americas	6,999	11,381
Asia Pacific	5,810	4,236
Corporate and other	3,349	2,435
Consolidated	$31,056	$34,694
Rent expense:
Europe Caspian	$36,453	$32,288
Africa	2,200	2,268
Americas	6,994	5,562
Asia Pacific	10,954	9,284
Corporate and other	2,074	1,881
Consolidated	$58,675	$51,283

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of June 30, 2017
(Unaudited)

	Percentage of Current Quarter Operating Revenue	Aircraft in Consolidated Fleet
		Helicopters				Fixed Wing		Unconsolidated Affiliates (3)
		Small	Medium	Large	Training		Total (1)(2)		Total
Europe Caspian	54%	—	16	78	—	31	125	—	125
Africa	15%	9	31	5	—	5	50	46	96
Americas	17%	14	41	17	—	—	72	67	139
Asia Pacific	14%	2	10	23	—	14	49	—	49
Corporate and other	—%	—	—	—	48	—	48	—	48
Total	100%	25	98	123	48	50	344	113	457
Aircraft not currently in fleet: (4)
On order		—	2	27	—	—	29
Under option		—	—	4	—	—	4
_____________

(1)
Eastern Airways operates a total of 31 fixed wing aircraft in the Europe Caspian region and provides technical support for 3 fixed wing aircraft in the Africa region. Additionally, Airnorth operates a total of 14 fixed wing aircraft, which are included in the Asia Pacific region.

(2)	Includes 14 aircraft held for sale and 121 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	2	—	—	—	2
Africa	—	4	—	—	—	4
Americas	—	5	—	—	—	5
Asia Pacific	—	—	—	—	1	1
Corporate and other	—	—	—	2	—	2
Total	—	11	—	2	1	14

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe Caspian	—	6	39	—	13	58
Africa	—	1	2	—	2	5
Americas	1	14	7	—	—	22
Asia Pacific	2	3	9	—	4	18
Corporate and other	—	—	—	18	—	18
Total	3	24	57	18	19	121

(3)	The average age of our fleet, excluding training aircraft, was approximately nine years as of June 30, 2017.

(4)
The 113 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 43 helicopters (primarily medium) and 24 fixed wing aircraft owned and managed by Líder Táxi Aéreo S.A. (“Líder”), our unconsolidated affiliate in Brazil included in the Americas region, and 39 helicopters and 7 fixed wing aircraft owned by Petroleum Air Services (“PAS”), our unconsolidated affiliate in Egypt included in the Africas region.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
FY18 GUIDANCE

FY18 guidance as of June 30, 2017 (1)
	Operating revenue[2]	Adjusted EBITDA[2,3]	Rent[2]
Oil and gas	~$850M - $950M	~$(35M) - $(10M)	~$155M - $165M
U.K. SAR	~$215M - $230M	~$40M - $50M	~$45M - $50M
Eastern	~$105M - $115M	~$0 - $5M	~$10M - $12M
Airnorth	~$80M - $90M	~$5M - $10M	~$10M - $12M
Total	~$1.3B - $1.4B	~$15M - $50M	~$225M - $235M

G&A Expense[4]	~$170M - $190M
Depreciation Expense	~$120M - $130M
Total aircraft rent[5]	~$200M - $205M
Total non-aircraft rent[5]	~$25M - $30M
Interest expense	~$55M - $65M
Non-aircraft capex[4]	~$45M annually
_______________

(1)	FY18 guidance assumes FX rates as of June 30, 2017.

(2)	Operating revenue, EBITDA and rent for oil and gas includes corporate and other revenue and the impact of corporate overhead expenses.

(3)
EBITDA for U.K. SAR and fixed wing (Eastern/Airnorth) excludes corporate overhead allocations consistent with financial reporting. EBITDA is a non-GAAP measure of which the most comparable GAAP measure is net income (loss). We have not provided a reconciliation of this non-GAAP forward-looking information to GAAP. The most comparable GAAP measure to EBITDA is net income (loss) which is not calculated at this lower level of our business as we do not allocate certain costs, including corporate and other overhead costs, interest expense and income taxes within our accounting system. Providing this data would require unreasonable efforts in the form of allocations of other costs across the organization.

(4)	Updated from guidance as of March 31, 2017.

(5)	Total aircraft rent and total non-aircraft rent are inclusive of the respective components of rent expense for U.K. SAR, Eastern, Airnorth plus oil and gas.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended June 30,
	2017	2016

	(In thousands, except per share amounts)
Net loss	$(55,746)	$(41,072)
(Gain) loss on disposal of assets	(699)	10,017
Special items	10,866	6,559
Depreciation and amortization	31,056	34,694
Interest expense	16,235	11,120
Provision (benefit) for income taxes	13,491	(2,238)
Adjusted EBITDA	$15,203	$19,080

(Provision) benefit for income taxes	$(13,491)	$2,238
Tax expense (benefit) on gain (loss) on disposal of asset	4,573	(3,206)
Tax provision on special items	11,397	8,526
Adjusted benefit for income taxes	$2,479	$7,558

Effective tax rate (1)	(31.9)%	5.2%
Adjusted effective tax rate (1)	7.7%	38.0%

Net loss attributable to Bristow Group	$(55,275)	$(40,772)
Loss on disposal of assets	3,874	6,811
Special items	22,263	21,953
Adjusted net loss	$(29,138)	$(12,008)

Diluted loss per share	$(1.57)	$(1.17)
Loss on disposal of assets	0.11	0.19
Special items	0.63	0.63
Adjusted diluted loss per share	(0.83)	(0.34)
_____________

(1)
Effective tax rate is calculated by dividing benefit (provision) for income tax by pretax net income (loss). Adjusted effective tax rate is calculated by dividing adjusted benefit (provision) for income tax by adjusted pretax net income (loss). Tax expense (benefit) on loss on disposal of asset and tax expense (benefit) on special items is calculated using the statutory rate of the entity recording the loss on disposal of asset or special item.

	Three Months Ended June 30, 2017
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(9,674)	$(6,602)	(0.19)
Tax items (2)	—	(14,886)	(0.42)
Inventory impairment	(1,192)	(775)	(0.02)
Total special items	$(10,866)	$(22,263)	(0.63)

	Three Months Ended June 30, 2016
	Adjusted EBITDA	Adjusted Net Loss	Adjusted Diluted Loss Per Share

	(In thousands, except per share amounts)
Organizational restructuring costs (1)	$(6,559)	$(4,292)	(0.12)
Additional depreciation expense resulting from fleet changes (3)	—	(4,490)	(0.13)
Tax valuation allowances (2)	—	(13,171)	(0.38)
Total special items	$(6,559)	$(21,953)	(0.63)
_____________

(1)	Organizational restructuring costs include severance expense included in direct costs and general and administrative expense from our voluntary and involuntary separation programs.

(2)
Relates to a one-time non-cash tax effect from repositioning of certain aircraft from one tax jurisdiction to another related to recent financing transactions for the June 2017 quarter and non-cash adjustments related to the valuation of deferred tax assets for all periods presented.

(3)	Relates to additional depreciation expense due to fleet changes.